UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 10, 2004

Collegiate Pacific Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17293	22-2795073
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13950 Senlac Drive, Suite 100, Dallas, Texas		75234
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972.243.8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 10, 2004, Collegiate Pacific Inc. (the "Company") purchased all of the outstanding capital stock of CMS of Central Florida Inc. d/b/a Orlando Team Sports ("CMS") from its stockholders (the "Stockholders") for total consideration of approximately $3.0 million, exclusive of transaction related costs, pursuant to a Stock Purchase Agreement, dated December 10, 2004, by and among the Company and the stockholders of CMS (the "Purchase Agreement"). The Company paid approximately $1.9 million of the total consideration in cash, $0.1 million with a promissory note and agreed to issue 83,126 shares of its common stock (the "Shares") valued at $1.0 million. The Company agreed to register all of the Shares with the Securities and Exchange Commission for resale by the Stockholders within 120 days.

The Purchase Agreement includes customary representations, warranties and covenants by all parties, which generally survive for 18 months, except for certain representations by the Stockholders, which survive until the expiration of the applicable statute of limitations. Except for claims for fraud, the Purchase Agreement also includes indemnification provisions that limit the liability of the parties to the amount of the purchase price.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 8.01. Other Events.

The press release of the Company dated December 10, 2004, announcing the closing of the acquisition of CMS d/b/a Orlando Team Sports is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

99.1 Stock Purchase Agreement, dated December 10, 2004, by and among Collegiate Pacific Inc., Barbara L. Smith, Carmine McWeeney and Michael McWeeney.

99.2 Press Release dated December 10, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collegiate Pacific Inc.

December 13, 2004	By:	William R. Estill

Name: William R. Estill
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Stock Purchase Agreement
99.2	Press Release